Exhibit 99

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
FIRST QUARTER 2005 RESULTS

Significant First Quarter 2005 Events

•	Net income of $7.3 million or $.82 per diluted common share

•	Operating income of $7.4 million
•	Pre-tax income of $9.8 million in medical professional liability
•	Positive prior year development of $1.6 million on medical professional liability reserves
•	Adverse prior year development of $1.3 million on other insurance lines reserves

East Lansing, Mich. (May 5, 2005) – American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $7.3 million or $.82 per diluted common share for the first quarter of 2005. This compares to net income of $5.9 million, or $.69 per diluted common share for the 2004 first quarter.

“We posted strong financial results in the first quarter of 2005, reflecting a continuation of our positive operating trends that emerged in 2004,” stated President and Chief Executive Officer R. Kevin Clinton. “Our reserves remained stable in the first quarter, and our operating results reflect the improved pricing and stricter underwriting practices of the Company.”

Medical Professional Liability Results
   (Dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004
Direct Premiums Written	$48,814	$52,624

Net Premiums Written	$40,965	$44,249

Net Premiums Earned	$42,155	$42,456
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	34,687	39,098
Prior Year Losses	(1,550)	(413)

Total	33,137	38,685

Underwriting Expenses	8,755	9,174

Underwriting Loss	263	(5,403)
Net Investment Income (1)	9,421	12,398
Other (Expense) Revenue	90	(13)

Pre-tax Income (Loss)	$9,774	$6,982

Loss Ratio:
Current Accident Year	82.3%	92.1%
Prior Year Development	-3.7%	-1.0%
Calendar Year	78.6%	91.1%
Underwriting Expense Ratio	20.8%	21.6%
Combined Ratio	99.4%	112.7%

(1) Includes realized gains and losses

Net premiums earned in the first quarter of 2005 were approximately the same as the first quarter of 2004. Direct written premiums were down $3.8 million or 7.2% from the first quarter of 2004 due to the discontinuance of a major alternative risk transfer program and reduced writings in Ohio, Kentucky and Nevada. The insured physician policies-in-force count at March 31, 2005 totaled 9,139, which is down 12.6% from a year ago.

The 2005 first quarter loss ratio was 78.6% with $1.6 million of positive development from prior accident years. This represents a significant improvement from the 91.1% loss ratio reported in the first quarter of 2004. The improved loss ratio is a direct result of the rate increases taken by the Company, as well as the stricter underwriting standards that have been in place since 2002. The number of claims reported in the first quarter of 2005 was 404, up slightly from the fourth quarter of last year, but down significantly from 525 claims reported in the first quarter of 2004.

Underwriting expenses were $8.8 million, or 20.8% of net premiums earned in the first quarter of 2005. Underwriting expenses for the first quarter of 2004 were $9.2 million, or 21.6% of net premiums earned. The decrease was the result of less commissions and premium taxes associated with the lower volume of direct premiums written, as well as the impact of expense reductions initiated during 2004.

Other Insurance Lines Results
    (Dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004
Direct Premiums Written	$1,128	$3,716

Net Premiums Written	$1,266	$3,784

Net Premiums Earned	$1,738	$11,621
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	1,390	9,742
Prior Year Losses	1,322	1,413

Total	2,712	11,155

Underwriting Expenses	375	3,091

Underwriting Loss	(1,349)	(2,625)
Net Investment Income (1)	833	1,684
Other Expense	(42)	(138)

Pre-tax (Loss) Income	$(558)	$(1,079)

Loss Ratio:
Current Accident Year	80.0%	83.8%
Prior Year Development	76.0%	12.2%
Calendar Year	156.0%	96.0%
Underwriting Expense Ratio	21.6%	26.6%
Combined Ratio	177.6%	122.6%

(1) Includes realized gains and losses

The other insurance lines segment includes the run-off results of our workers’ compensation, health, and personal and commercial lines. The decrease of direct premiums written is the result of our exit from these lines and the non-renewal of business.

We recorded approximately $1.3 million of adverse development on other insurance reserves during the first quarter of 2005. Reserves for unpaid loss and loss adjustment expenses for the other insurance segment total $51.5 million net of reinsurance assumed and ceded at March 31, 2005. Management is aggressively working to settle the remaining claims.

Underwriting expenses have decreased due to staffing and overhead reductions associated with the other insurance lines, as well as reduced commission and premium taxes associated with lower direct premiums written volume. As we continue exiting the lines, the underwriting expenses should continue to decrease.

Investment Income

Investment income was $10.6 million in the first quarter of 2005, compared to $13.2 million for the same period in 2004. Investment income in the first quarter of 2004 was enhanced by strong returns from our collateralized mortgage obligations and high-yield bond portfolios and a one-time, $600,000 call premium on one of our securities. Subsequent to the first quarter of 2004, the Company liquidated its high yield and credit watch bonds to reduce the overall risk profile of the portfolio. As a result, overall investment yields declined from 6.78% in the first quarter 2004 to 5.14% in the first quarter of 2005.

Balance Sheet and Equity Information

APCapital’s total assets were $1.054 billion at March 31, 2005, down $15.8 million from December 31, 2004. Net unrealized gains on the Company’s investments decreased $10.2 million, net of tax, during the first quarter of 2005. At March 31, 2005, the Company’s total shareholders’ equity was $200.2 million, down from $202.1 million at December 31, 2004. The decrease in equity was the result of the 2005 first quarter decrease in unrealized gains on investments and the corresponding impact on the Company’s deferred tax valuation allowance. These declines were partially offset by the $7.3 million of net income generated in the first quarter of 2005.

The Company still maintains a 100% valuation allowance on its net deferred tax assets of $54.7 million. This allowance can be removed once the Company has re-established a pattern of profitability.

APCapital’s book value per common share was $22.97 at March 31, 2005, based on 8,716,640 common shares outstanding, compared to $23.31 at December 31, 2004. Tangible book value per common share was $22.92 at March 31, 2005, compared to $23.24 at December 31, 2004.

Stock Repurchase Program

The Company did not repurchase any shares of its common stock during the first quarter of 2005. Under the September 11, 2003 authorization, the Company has approximately 418,500 shares available for repurchase at March 31, 2005. On May 4, 2005, the Board approved the re-activation of the Company’s September 11, 2003 stock repurchase authorization. The Company may begin repurchasing its common stock beginning May 9, 2005.

Outlook

“We continue to benefit from the strategic actions enacted over the last three years to improve our Company’s operating performance,” said Clinton. “More adequate pricing, stricter underwriting and a renewed focus on medical professional liability has resulted in a more profitable Company. We remain committed to these strategies and believe these actions will continue to benefit the Company in the future.”

Conference Call

APCapital’s website, www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2005 first quarter results on May 5, 2005 at 11:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors”, then “Audio Links”. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 41687717. The replay will be available through 11:59 p.m. Eastern time on May 12, 2005.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, or make statements in the section entitled “Outlook”, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

•	the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;

•	a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income;
•	unforeseen costs or the need for additional reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income;
•	substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;
•	our inability to timely and effectively convert data from our New Mexico policy administration information system to the same system as used for the underwriting and claims function in our other locations, may cause our underwriting and claim controls related to our New Mexico operations to continue to operate ineffectively. As a result, errors or inaccuracies in our processing and recording of premiums, paid losses and loss adjustment expenses and case reserves may not be detected on a timely basis. Although we are taking steps to remediate these control deficiencies, there can be no assurance that we will be effective in doing so. If our remediation efforts are unsuccessful, there will continue to be a more than remote likelihood that a material misstatement in our financial statements relating to our New Mexico operation will not be detected;
•	increased pressures on premium rates and our potential inability to obtain rate increases;
•	changes in competitive conditions;
•	the passing of tort reform at a national level may have a material adverse impact on our results of operations pertaining to certain markets that currently have tort reform in place at the state level;
•	an unanticipated increase in claims frequency or severity patterns;
•	our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;
•	our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;

•	adverse regulatory and market changes in certain states of operation where our business is concentrated;

•	the loss of our relationships with medical associations;
•	an interruption or change in our principal third-party distribution relationship;
•	the potential insolvency of any of the guaranty associations in which we participate;
•	the potential inability to obtain regulatory approval of rate increases;
•	our potential inability to comply with insurance regulations;
•	a further reduction in our A.M. Best Company rating;
•	negative changes in financial market conditions;
•	a significant increase in short-term interest rates;
•	a change in real estate market conditions;
•	a downturn in general economic conditions; and
•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures
The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

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Summary Financial Information
APCapital, Inc.

Balance Sheet Data	March 31,	December 31,
	2005	2004
	(In thousands, except per share data)
Assets:
Cash and investments	$840,310	$858,098
Premiums receivable	50,782	54,614
Reinsurance recoverable	109,079	103,312
Federal income taxes recoverable	1,400	1,569
Intangibles	469	625
Other assets	52,068	51,681

Total assets	$1,054,108	$1,069,899

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$697,339	$693,630
Unearned premiums	89,200	90,040
Long-term debt	30,928	30,928
Other liabilities	34,133	50,977

Total liabilities	851,600	865,575

Minority interest in consolidated subsidiary	2,289	2,200

Net unrealized gains and losses, net of tax	(2,080)	8,154
Other shareholders’ equity	202,299	193,970

Total shareholders’ equity	200,219	202,124

Total liabilities and shareholders’ equity	$1,054,108	$1,069,899

Book value per share:
Total	$22.97	$23.31
Tangible	$22.92	$23.24
Without unrealized gains or losses, net of tax	$23.21	$22.37

Shares outstanding	8,717	8,672

Summary Financial Information
APCapital, Inc.

Income Statement

	Three Months Ended
	March 31,
	2005	2004
	(In thousands except per share data)
Net premiums earned	$43,893	$54,077
Investment income	10,642	13,213
Net realized (losses) gains	(66)	1,636
Other income	234	177

Total revenues	54,703	69,103
Losses and loss adjustment expenses	35,849	49,840
Underwriting expenses	9,130	12,265
Other expenses	2,133	2,217

Total expenses	47,112	64,322
Income before income taxes and minority interest	7,591	4,781
Federal income tax expense (benefit)	170	(1,079)

Income before minority interest	7,421	5,860
Minority interest in net (income) loss of consolidated subsidiary	(89)	14

Net income	$7,332	$5,874

Adjustments to reconcile net income to operating income
Net income	$7,332	$5,874
Add back:
Realized losses (gains), net of tax	43	(1,063)

Net operating income	$7,375	$4,811

Ratios:
Loss ratio	81.7%	92.2%
Underwriting expense ratio	20.8%	22.7%
Combined ratio	102.5%	114.9%
Earnings per share data:
Net income
Basic	$0.85	$0.70
Diluted	$0.82	$0.69
Net operating income per share
Basic	$0.85	$0.57
Diluted	$0.83	$0.56
Basic weighted average shares outstanding	8,648	8,411
Diluted weighted average shares outstanding	8,919	8,527

Summary Financial Information
APCapital, Inc.

Supplemental Premium Information

(Dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004
Direct Premiums Written:
Medical professional liability	$48,814	$52,624
Other insurance lines	1,128	3,716

Total	$49,942	$56,340

Net Premiums Written:
Medical professional liability	$40,965	$44,249
Other insurance lines	1,266	3,784

Total	$42,231	$48,033

Net Premiums Earned:
Medical professional liability	$42,155	$42,456
Other insurance lines	1,738	11,621

Total	$43,893	$54,077

Loss Ratio (1):
Medical professional liability	78.6%	91.1%
Other insurance lines	156.0%	96.0%

Total	81.7%	92.2%

Underwriting Ratio (2):
Medical professional liability	20.8%	21.6%
Other insurance lines	21.6%	26.6%

Total	20.8%	22.7%

Combined Ratio (3):
Medical professional liability	99.4%	112.7%
Other insurance lines	171.6%	122.6%

Total	102.5%	114.9%

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported Claim Count
	Excluding		Total
Three Months Ended	Florida	Florida	(All States)
March 31, 2005	403	1	404
December 31, 2004	365	6	371
September 30, 2004	424	7	431
June 30, 2004	454	5	459
March 31, 2004	515	10	525
December 31, 2003	467	62	529
September 30, 2003	566	65	631
June 30, 2003	588	106	694
March 31, 2003	602	201	803

	Net Premium Earned (in thousands)
	Excluding	Florida		Total
Three Months Ended	Florida	APCapital	PIC	(All States)
March 31, 2005	$41,124	$232	$799	$42,155
December 31, 2004	45,684	199	737	46,620
September 30, 2004	42,292	531	673	43,496
June 30, 2004	42,842	203	514	43,559
March 31, 2004	41,793	281	382	42,456
December 31, 2003	37,833	1,431	610	39,874
September 30, 2003	38,279	2,764	—	41,043
June 30, 2003	32,463	5,912	—	38,375
March 31, 2003	34,700	4,785	—	39,485
December 31, 2002	34,151	6,431	—	40,582
September 30, 2002	33,608	6,481	—	40,089
June 30, 2002	28,724	6,300	—	35,024
March 31, 2002	26,760	6,191	—	32,951

		Average Net
	Open	Case Reserve	Average Net
Three Months Ended	Claim Count	Per Open Claim	Paid Claim
March 31, 2005	3,344	$114,900	$85,800
December 31, 2004	3,342	117,000	50,500
September 30, 2004	3,803	103,300	78,100
June 30, 2004	3,885	100,100	61,000
March 31, 2004	4,103	95,400	55,200
December 31, 2003	4,447	87,600	55,100
September 30, 2003	4,780	82,200	82,200
June 30, 2003	4,788	79,800	60,300
March 31, 2003	4,830	75,400	71,500
December 31, 2002	4,863	70,900	55,100
September 30, 2002	4,941	67,800	67,200
June 30, 2002	4,878	66,100	74,100
March 31, 2002	4,828	63,400	72,800

	Retention Ratio
	Three Months Ended	Year Ended	Three Months Ended
	March 31, 2004	2004	March 31, 2005
Illinois	79%	67%	68%
Kentucky	81%	73%	61%
Michigan	86%	88%	87%
New Mexico	91%	92%	86%
Ohio	87%	79%	84%
Total (all states)	85%	83%	79%

Notes:

All values, except net premiums earned, exclude experience from our investment in Physicians Insurance Company (Florida).

APCapital, Inc.
Supplemental Book Value Per Share Data

			Unrealized	Book Value
	No. of	Book Value	Gain or Loss	Per Share
	Shares	Per Share	Per Share	Without Unrealized
Period End	Outstanding	Outstanding	Outstanding	Gain or Loss
March 31, 2005	8,716,640	$22.97	$(0.24)	$23.21
December 31, 2004	8,671,984	23.31	0.94	22.37
September 30, 2004	8,527,677	23.54	1.61	21.92
June 30, 2004	8,501,927	22.71	1.33	21.38
March 31, 2004	8,499,997	24.77	3.75	21.02
December 31, 2003	8,445,807	23.89	3.51	20.39
September 30, 2003	8,457,408	24.16	3.82	20.34